AETNA LIFE INSURANCE AND ANNUITY COMPANY
                           Hartford, Connecticut 06156



WILL PAY the Proceeds Payable Upon Death to the Beneficiary upon receipt of due proof of the death of the Insured while this policy is in force and before the Maturity Date; or

WILL PAY the Proceeds Payable Upon Maturity to the Owner on the Maturity Date if the Insured is living on that date.

The provisions of this and the following pages are part of the policy.

                           RIGHT OF POLICY EXAMINATION

All premiums will be refunded if this policy is returned to Aetna at 151 Farmington Avenue, Hartford, CT 06156 or its representative for cancellation no later than the latest of 10 days after the policy is delivered, 10 days after Aetna mails notice to the policyholder of this right, or 45 days after the application for insurance is signed by the applicant. The policy will then be deemed void from its beginning.

Signed for Aetna on its Date of Issue.


     /s/ George N. Gingold                                /s/ Dean E. Wolcott
     Secretary                                            President



                    ----------------------------------------
                                    Registrar

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY - MATURING AT AGE 95
Flexible premiums payable until maturity date or prior to death. Adjustable death benefit payable upon death prior to maturity date. Total Account Value less outstanding loan balance payable if insured is living on the maturity date. Non-participating.

The minimum death benefit is equal to the Specified Amount shown on page 2. The amount or duration of the death benefit may be fixed or variable under the conditions stated on page 5.

Values in each sub-account of the separate account may increase or decrease daily. Such values are not guaranteed as to dollar amount. See page 7.

                       THIS PAGE INTENTIONALLY LEFT BLANK

                              (Specification Page)

                       THIS PAGE INTENTIONALLY LEFT BLANK

                              (Specification Page)

                       THIS PAGE INTENTIONALLY LEFT BLANK

                              (Specification Page)

I. Definitions

General Account           The Account which holds the assets of Aetna,
                          other than those assets of Aetna in the Separate
                          Accounts. The Fixed Account Value and Loan Account
                          Value are held in the General Account.

Variable Life             An account set up by Aetna under the Connecticut
Account B                 Insurance Laws in order to set apart assets
                          attributable to the variable portion of life insurance policies from other assets of Aetna. The Variable
                          Account Value is held in Variable Life Account B and invested in shares of the Fund(s).

Fund(s) The open-end management investment companies (mutual funds) registered under the Investment Company Act of 1940 and made available by Aetna.

Valuation Period          The period of time from the close of the New York
                          Stock Exchange on one business day to the close of the New York Stock Exchange on the next business day.

II. Proceeds Payable by Aetna

Death The proceeds payable upon death will equal the greater of: (a) the death benefit computed at the start of the policy month in which death occurred; or (b) the death benefit computed on the date of death. Any outstanding loan balance will be deducted from the proceeds.

Maturity The proceeds upon maturity will equal the Total Account Value on the Maturity date, less any outstanding loan balance.

Surrender                 The proceeds upon surrender will equal the Total
                          Account Value less any applicable surrender charge, and less any outstanding loan balance.

                          All proceeds are subject to adjustment under the Age and Sex, Incontestability, Suicide and Grace Period provisions.

III. Death Benefit Options

Option 1                  The Specified Amount includes the Total Account Value.
                          The Death Benefit will equal the greater of: (a) the Specified Amount on the date of death plus any increase in Total Account Value (but not less than zero) from the beginning of the policy month in which death occurs, until the date of death; or (b) a "percentage" (described below) of the Total Account Value on the date of death.

Option 2 The Specified Amount is in addition to the Total Account Value. The Death Benefit will be the greater of (a) the Specified Amount plus the Total Account Value on the date of death; or (b) a "percentage" (described below) of the Total Account Value on the date of death.

                          The "percentage" referred to is determined from the table below. Use of such percentages means that the "corridor" death benefit applies. When this occurs, the policy is said to be in the "corridor".

                             ------------ ------------ ------------ ----------- ------------ ----------- ------------ -----------
                              Insured's                 Insured's                Insured's                Insured's
                               Age on                    Age on                   Age on                   Age on
                              first day   Percentage    first day   Percentage   first day   Percentage   first day   Percentage
                               of the         (%)        of the        (%)        of the        (%)        of the        (%)
                             policy year               policy year              policy year              policy year
                             ------------ ------------ ------------ ----------- ------------ ----------- ------------ -----------
                             40 or less       250          50          185          60          130          70          115
                                 41           243          51          178          61          128          71          113
                                 42           236          52          171          62          126          72          111
                                 43           229          53          164          63          124          73          109
                                 44           222          54          157          64          122          74          107
                                 45           215          55          150          65          120         75-90        105
                                 46           209          56          146          66          119          91          104
                                 47           203          57          142          67          118          92          103
                                 48           197          58          138          68          117          93          102
                                 49           191          59          134          69          116          94          101
                             ------------ ------------ ------------ ----------- ------------ ----------- ------------ -----------

IV. Premiums and Reinstatement

Premiums                  Policy anniversaries, policy years and policy months
Payable                   are measured from the Date of Issue. The first premium
                          is due on the Date of Issue. Premiums are payable at any time before the Maturity Date. No benefit will be provided on the basis of a premium until that premium is paid.

                          Premiums may be paid to Aetna or its authorized representatives. A receipt signed by an officer by Aetna will be given upon request.

Premium                   Premium reminder notices for planned premiums will be
Reminders                 sent at frequencies of 3, 6 or 12 months, or at any
                          other frequency to which Aetna agrees. Planned premiums as of the Date of Issue are shown on page 2.

Net                       The net premium is equal to the value of any premium
Premium                   paid, less the premium tax load, if any, shown on page
                          2.

Allocation of             Each net premium will be credited to Variable Life
Premium                   Account B (and each of its Funds) and/or General
                          Account in the percentages indicated on page 2, or as changed in accordance with the following provision.
                          Net payments credited to the General Account will be credited directly to the policy's Fixed Account Value.

Changes in                Allocation percentages may be changed at any time by
Allocation                written notice to Aetna. The change will be effective
percentage                as of the date of the next premium payment after the
                          request is received. The first four such changes may be made during any policy year at no charge. Each additional change during a policy year will result in a $10 charge to the Total Account Value, allocated in proportion to the values of each Variable Fund Account and Fixed Account.

Additional                Additional premiums are premiums in excess of planned
Premiums                  premiums.

Premium                   Premium payments which exceed the limits allowed by
Limitations               federal tax law will be refunded, in order to preserve
                          the favorable tax treatment of this policy as life insurance. The amount and frequency of planned premiums may be changed by written request, but may not exceed the limits than allowed by federal tax law.

                          Additional premiums may be paid at any time while the policy is in force and before the Maturity Date, but only when there is no outstanding loan balance. (See "Premium Limit Due to Loans")

                          If the corridor death benefit is in effect, evidence of insurability satisfactory to Aetna may be required before additional premiums are accepted by Aetna or planned premiums are changed.

Premium Limit             While there is an outstanding loan balance, the sum of
Due to Loans              all payments to Aetna during each policy year in
                          excess of the premium limit due to loans will be considered as loan balance repayments and not as premiums. The premium limit due to loans during each policy year will be the sum of the Basic Monthly
                          Premiums for each of the 12 months of that year.

                          All payments to Aetna during a policy year will be counted in determining when the limit is reached, whether or not there is an outstanding loan balance at the time of payment. The Basic Monthly Premium on the Date of Issue is shown on page 2.

Effective Dates           The Date of Issue will be the effective date for the
                          coverage provided in the original application. For any increase, addition to coverage, or reinstatement, the effective date will be the monthly deduction day on or next following the date of Aetna's approval.

Grace Period              If the cash surrender value is insufficient to pay the
                          monthly deduction, then Aetna will send written notice of the payment required to keep the policy in force.
                          The length of the grace period will be 61 days from the date the notice is mailed to the last known address of the Owner according to Aetna records. Aetna may require payment of up to three times the monthly deduction plus any other charges due on such date.

                          If the required payment is not made by the end of the days of grace, then the policy will lapse without value. However, termination will not occur if the policy is being continued under the Basic Monthly Premium provision.

Basic Monthly             This policy will not terminate within 2 years after
Premium                   the Date of Issue if at the end of each deduction day
                          the premiums paid to date equal or exceed:

                               a) the sum of the Basic Monthly Premiums for each monthly deduction day to date; plus

                               b)  any outstanding loan balance and any
                                   withdrawals to date.

Reinstatement             Reinstatement will be allowed within 5 years after the
                          date of lapse and before the Maturity Date, subject to the following rules:

                               1. Evidence of insurability satisfactory to Aetna must be submitted.

                               2. A premium sufficient to pay the current and next two monthly deductions must be paid. However, if reinstatement occurs within two years after the Date of Issue, the premium that must be paid will be the difference between (a) the sum of Basic Monthly Premiums for each monthly deduction day to date; and
                                   (b) the premiums previously paid.

                               3. If reinstatement occurs within two years after the Date of Issue, the table of surrender charges will apply to the reinstated policy. If reinstatement occurs after those two years, no surrender charges will apply.

V. Account Values/Total Account Value

Function of               a.   The Fixed Account Value for this policy will be
Accounts                       the value of the net premiums credited to the
                               Fixed Account, less the value of the deductions from that Account, accumulated at interest at not less than 4-1/2% per year, compounded annually.

                          b. The Loan Account Value will be credited with an amount equal to any new policy loan, and debited by the amount of any loan repayments. It will be credited with interest at a rate of not less than 4-1/2% per year, compounded annually. The Loan Account Value will be held in the General Account.

                          c. The portion of each net premium which is applied to a Fund will determine the number of Record Units for that Fund. This number is equal to the portion of the net premium credited to the Fund divided by that Record Unit Value for that Fund for the Valuation Period when the premium is received. See below for definitions of Fund Record Unit Value. The Variable Fund Account Value of each Fund will equal the Fund Record Unit Value multiplied by the number of Fund Record Units.

                          d. The Variable Account Value will be the sum of the values of each of the Variable Fund Account Values.

                          e. The Total Account Value will be the sum of the Fixed Account Value plus the Variable Account Value plus the Loan Account Value.

Transfers Within          At any time, the Owner may transfer all or part of
Accounts                  each Variable Fund Account to any other Variable Fund
                          Account or to the Fixed Account. An appropriate number of Record Units for each affected Fund will be added to or subtracted from the total Record Units for that Fund, based on each Fund's Record Unit Value as of the Valuation Period when the request for such transfer is received by Aetna. The first four such transfers during any one policy year will be made at no charge.
                          Each additional transfer will result in a $10 charge to the Total Account Value, allocated according to the proportion that the Variable Fund Account and Fixed
                          Account values bears to the Total Account Value.

                          No part of the Fixed Account Value may be transferred to any of the Funds.

Monthly                   The first monthly deduction occurs on the Date of
Deduction                 Issue. Subsequent monthly deductions occurs on the
                          first day of each policy month. The monthly deduction is made up of:

                               1.  The cost of riders, if any;

                               2.  The monthly expense charge, if any; and

                               3.  The cost of insurance.

                          The monthly deduction will be deducted from the Variable and Fixed Account Values on a prorata basis, based on the relationship of the Fixed Account Value and each of the Variable Fund Account Values to the sum of the Fixed and Variable Account Values.

                          The portion of the monthly deduction which is deducted from the Fixed Account Value will be deducted as a dollar amount. The portion of the monthly deduction which is deducted from each Variable Fund Account Value will first be divided by the Fund's Record Unit Value for the Valuation Period when the monthly deduction is being made. The resulting number of Fund Record Units will be deducted from the total Fund Record Units for that Fund.

                          The cost of any riders is described in the rider itself.

                          The monthly expense charge, if any, is listed on page
                          2.

                          The amount at risk is equal to the death benefit, divided by 1.0036748, minus the Total Account Value before computing the monthly deductions for the policy and any waiver of premium rider.

                          If there have been increases in the Specified Amount, the amount at risk will be allocated first to the most recent increase in Specified Amount, and then to the next most recent increase in Specified Amount, and so forth. This means that the most recent coverage is more likely to have the largest amount at risk in relation to the Specified Amount of that coverage.

                          If the corridor death benefit applies, the amount at risk will be allocated first to the corridor amount, and then the remainder will be allocated according to the preceding paragraph.

Cost of                   The cost of insurance is equal to the amount at risk,
Insurance                 multiplied by the cost of insurance rate.

Interest                  The Monthly Cost of Insurance is based on the
Crediting/                Insured's sex, attained age and premium class.
Investment                Attained age means age on the birthday nearest the
Performance               first day of the policy year in which the monthly
                          deduction day occurs. For the Initial Specified
                          Amount, the premium class on the Date of Issue will be used. For each increase, the premium class for that increase will be used.

                          The monthly Cost of Insurance rates may be adjusted by Aetna from time to time. Adjustments will be on a class basis and will be based on Aetna's estimates for future cost factors, such as mortality, investment income, expenses and the length of time policies stay in force. Any adjustments will be made on a uniform basis. However, the rate during any policy year may never exceed the rate shown for that year in the Table of Guaranteed Maximum Insurance Rates in this policy. Those rates are based on the 1980 Commissioners Standard Ordinary Smoker and Non-Smoker Mortality Table.

Guaranteed                Aetna will add interest to the Fixed Account Value and
Interest                  Loan Account Value at an annual rate of no less
Rate                      than 4-1/2%, compounded annually.
General
Account                   Aetna may add interest at a higher rate. Such higher
                          rate will be determined by Aetna from time to time.
                          The rate applied to the Fixed Account Value will depend on the date of payment of premiums deposited into the Account.

Unit Values               The net premium credited to each Fund will determine
Separate Account          the number of units invested in that Fund. This number
                          is equal to the net premium paid divided by the Fund
                          Record Unit Value at the time the premium is received by Aetna.

Investment                Investment Adjustment Factors are those items used to
Adjustment                determine each Fund's net return factor for each
Factors Separate          Valuation Period.
Account
                          The gross return for each Fund is equal to:

                               (a) investment income for the Fund; plus

                               (b) realized and unrealized capital gains for
                                   that Fund, minus

                               (c) realized and unrealized capital losses for
                                   that Fund; minus

                               (d) certain investment expenses for that Fund;
                                   and minus

                               (e) a daily charge at an annual rate of .25% for
                                   investment management expense and profit.

                          The gross return for each Fund is divided by the net assets of that Fund at the start of the Valuation Period to compute the gross return rate. A gross return rate may be more or less than 0. The net return rate for each Fund is equal to:

                               (a) the gross return rate for each Fund; plus or
                                   minus

                               (b) taxes (or charges to a tax reserve) on the
                                   Separate Account; minus

                               (c) a daily charge at an annual rate not to
                                   exceed 0.90% for mortality and expense risks and profit; and minus

                               (d) a daily charge at an annual rate of 0.30% for
                                   ongoing administrative expenses.

                          A net return rate may be more or less than 0.

                          A net return factor for each Fund is equal to the net return rate plus 1.00000.

Fund Record Unit          The Record Unit Value for each Fund is computed
Value Separate            by multiplying the net return factor for the current
Account                   Valuation Period by that Fund's Record Unit Value for
                          the previous Period. The dollar value of each Fund's
                          Record Units, and each Fund Record Unit Value may go up or down due to investment gain or loss.

VI. Nonforfeiture Provision

Continuation of           If planned premiums are not paid, coverage will
Coverage                  continue so long as the cash surrender value is
                          sufficient to pay for each monthly deduction.

Surrender Value           The surrender value equals the Total Account Value,
                          less the applicable surrender charge and less any outstanding loan balance.

Surrender Charge          The Table of Surrender Charges describes the amount of
                          the Surrender Charge.

                          Any increase in the Specified Amount will result in an increase to the Table of Surrender charges, unless there is no increase to the amount at risk. The amount of increase in the Table of Surrender charges will be based on the amount of increase in Specified Amount, and age of the insured at the time of increase. It will equal 70% of the charge applicable to a new policy whose Specified Amount equals the amount of the increase. The new table will become part of the policy.

Partial Surrender         Partial surrenders may be made at any time after the
                          first policy year. The minimum amount of any partial surrender, after the surrender charge is applied, is $500.

                          The partial surrender charge will be a proportion of the full surrender charge. The proportion will be the portion of the Total Account Value surrendered divided by the sum of the Fixed and Variable Account Values. Future surrender charges will be reduced by the calculated proportion. The partial surrender charge, as well as the portion of the Total Account Value surrendered, will be applied on a prorata basis to the Fixed Account Value and each of the Variable Fund Account Values. There will also be an administrative charge in the amount of $25 for a partial surrender.

                          Each partial surrender will reduce the death benefit. If Option 1 is in effect, the Specified Amount will be reduced by the amount of the surrender. The original Specified Amount will be reduced first, then then next most recent, and so forth. If the corridor death benefit is in effect, the Specified Amount will not be reduced. The partial surrender will not be allowed if the Specified Amount would be reduced to less than the then current minimum. If Option 2 is in effect, the Specified Amount will remain unchanged.

                          Payments of any values from the Variable Account Value will be made within 7 days after receipt by Aetna of the request. However, payment may be postponed when the NY Stock Exchange has been closed and for such other periods as the Securities and Exchange Commission may permit. Payment of any values from the Fixed Account Value may be deferred for up to 6 months, except when used to pay premiums to Aetna.

Paid-Up                   The Owner may make written election at any time to
Nonforfeiture             continue the policy as fixed-benefit, paid-up life
Option                    insurance with the same Maturity Date. No premiums
                          will be accepted after the effective date of the election. No supplementary benefit riders will remain in force. No further monthly deductions will be made.

                          The cash surrender value of this Policy will be applied as a net single premium to determine the face amount of the paid-up insurance. The net single premium will be based on the maximum cost of insurance rates in this policy, and interest at 4-1/2% per year, compounded annually.

Method of                 Aetna has filed a detailed description of how the
Calculations Filed        values in this policy are calculated with the
                          insurance department of the state where this policy was delivered.

VII. Policy Loans

                          No policy loan may be made during the first two policy years. The maximum loan value will be 90% of the Total Account Value, less the surrender charge at the time of the loan. Interest on the loan will be charged at 8% per year, in arrears, compounded on each policy anniversary.

                          The amount of the loan is transferred out of the Fixed and Variable Accounts on a prorata basis. Such amount will become part of the Loan Account Value. Loan repayments will be allocated to the Fixed and Variable Account Values in the proportion in which the loan was taken. In addition, the Loan Account Value will be reduced by the amount of any loan repayment. The outstanding loan balance at any time includes accrued interest on the loan.

VIII. Changes in Insurance Coverage

                          The following changes may be made after the end of the first policy year.

Increases                 With respect to increases and decreases in Specified
In Amount                 Amount: For increases in the Specified Amount;

                               1. For any increase, evidence of insurability satisfactory to Aetna will be required, unless there is no increase in the Amount at Risk.

                               2. The Cash Surrender Value immediately after an increase must be at least three times the sum of: (a) the most recent monthly deduction from Total Account Values; and (b) the amount of the increase times the applicable cost of insurance rate.

                               3.  Any increase will increase the Surrender
                                   Charge unless there is no increase in the Amount of Risk.

                               4. Increases during the second through fifth policy years are limited to four times the initial Specified Amount.

Decreases                 For decreases in the Specified Amount;
In Amount
                               1. Decreases will not decrease the Surrender Charge or the Basic Premium. Decreases during the second year after the Issue Date will not reduce the Surrender Charge.

                               2. No decrease may reduce the Specified Amount to less than the minimum Specified Amount which could then be designated by the purchaser of a new policy.

                               3. Any decrease will be applied first to the most recent increase in coverage under the policy, then to the next most recent, and so forth,

Change in                 A change from one Death Benefit Option to the other
Death Benefit             may also be made. The Specified Amount will be changed
Option                    when a change in Death Benefit Option is made. If the
                          change is from Option 1 to the new Specified Amount will equal the amount at risk. If the change is from Option 2 to the new Specified Amount will equal the Death Benefit as of the date of the change.

                          A change in Death Benefit Option will not be allowed if the new Specified Amount would be less than the then current minimum for this plan type. Evidence of insurability satisfactory to Aetna may be required before the change is allowed. There will be no change in surrender charge (either increase or decrease) at the time of change in Death Benefit Option.

IX. Change of Fund(s):

                          Aetna, or Variable Life Account B and the Fund(s);
                          may:

                               (a) change the Fund(s) which may be invested in
                                   Variable Life Account B; and

                               (b) replace the shares of Funds held in Variable
                                   Life Account B with share of other Fund(s).

                          Changes must be:

                               (1) approved by a majority vote of persons having
                                   an interest in Variable Life Account B and the Fund(s); or

                               (2) deemed necessary by Aetna under the
                                   Investment Company Account of 1940; or

                               (3) deemed necessary by Aetna to accomplish the
                                   purpose of the Variable Life Account B.

                          Aetna will notify the Owner of any change.

X. Owner and Beneficiary

Owner During the lifetime of the Insured all rights granted by the policy or allowed by Aetna belong to the Owner.

Beneficiary               Unless this policy states otherwise, the rights of any
                          beneficiary who dies before the Insured belong to the Owner.

Changes in Owner          Unless this policy states otherwise, the Owner and the
and Beneficiary           Beneficiary, or either of them, may be changed. This
                          may be done as often as desired during the lifetime of the Insured and before the Maturity Date. A signed request must be sent to Aetna. When Aetna gives its written acceptance, the change will take effect as of the date the request was signed. The change will be subject to any action which Aetna takes before the written acceptance.

Assignment                No assignment will bind Aetna until it or a copy is
                          received at the Home Office. When it is received and recorded, the rights of the Owner and of the Beneficiary will from then on be subject to the assignment. Aetna is not obliged to see that the assignment is valid.

XI. Exchange

                          At any time during the first two policy years, this policy may be exchanged for a new fixed benefit, fixed or adjustable premium policy which Aetna then issues, and which is not a flexible premium variable life insurance policy. The new policy will be based on the insured's age at the Date of Issue of this policy. No evidence of insurability will be required. The owner may choose to have the new death benefit equal to the old, or the amount at risk remain the same. There may be a charge for such an exchange equal to the difference in cash surrender values.

XII. Miscellaneous Provisions

The Contract              This policy and the application are the whole
                          contract. A copy of the application is attached to the policy at issue. Any new application for changes approved by Aetna will become part of the policy.

                          Only an officer of Aetna may agree to a change in the policy, and then only in writing. All statements made by or for the Insured are representations and not warranties. No statement will be used to void the policy or defend against a claim unless it is contained in an application. Aetna reserves the right to amend this contract as may be necessary to comply with applicable law.

Payment of                All benefits are payable at Aetna's Home Office. Aetna
Benefits                  may require submission of the policy before it grants
                          loans, makes changes or pays benefits.

Age and Sex               If age or sex is misstated, the policy values will be
                          changed to those which would have been provided for the correct age and sex. The change will be based on the difference between the monthly deductions made and the correct monthly deductions. The Specified Amount will be based on the ratio between the monthly deductions made and the correct monthly deduction.

Incontestability          Aetna will not contest this policy after it has been
                          in force during the lifetime of the Insured for 2 years from its Date of Issue.

                          For coverage which takes effect on a later date as an increase or reinstatement of insurance, Aetna will not contest such coverage after it has been in force during the lifetime of the Insured for 2 years from its effective date. Any contest of such later coverage will be based on the supplemental application.

                          These incontestability paragraphs do not apply to any waiver of premium rider.

Suicide If the Insured commits suicide, while sane or insane, within two years from the Issue Date, the only benefit paid will be the sum of: (a) premiums paid less amounts allocated to Variable Life Account B; and (b) the Variable Account Value on the date of suicide, and minus any outstanding loan balance.

                          If the Insured commits suicide, while sane or insane, within 2 years from the effective date of any increase in coverage, Aetna will pay only the monthly deductions for the increase.

Protection of             To the extent provided by law, the proceeds of this
Proceeds                  policy are not subject to claims by a beneficiary's
                          creditors nor to any legal process against any beneficiary.

Non-Participation         This policy is not entitled to share in surplus
                          distribution. No dividends are paid.

XIII. Annual Report

                          Aetna will send a report at least once during each policy year. The report will show the Total Account Value and the cash surrender value on the date of the report. It will also show since the last report at least the following information:

                               1.  gross premiums paid;

                               2.  the cost of insurance and the cost of riders;

                               3. interest and investment return credited to the Total Account Value;

                               4.  the amount of any surrenders or partial
                                   surrenders;

                               5.  the amount of surrender charges made; and

                               6.  a summary of loan activity.

XIV. Projection of Benefits

                          Aetna will provide a projection of illustrative future death benefits and Total Account Values at any time upon written request. Aetna reserves the right to charge a fee for this service. The illustration will be based on the assumptions specified in the request as to Death Benefit Options and premium payments, and other necessary assumptions made in the request or by Aetna.

XV. Settlement Options

Income Options            All or part of the proceeds of this policy may be
                          applied under one or more of the following options, or in any manner to which Aetna agrees.

                          Proceeds applied under Options 1 and 2 will be held by Aetna in the General Account. Proceeds applied under Options 3, 4 and 5 will be held

                               (a) in the General Account; or

                               (b) in the Variable Life Account B using any of
                                   the sub-accounts available under this policy for settlement option purposes; or

                               (c) a mix of (a) and (b).

Terms of Options          Proceeds in the General Account will be used to make
                          payments on a fixed dollar basis. Aetna will add interest to such proceeds at an annual rate not less than 3.5%. Aetna may add interest daily at any higher rate. As to Option 1, Aetna may from time to time offer higher interest rates with certain conditions on withdrawal as are published by Aetna.

                          Proceeds in Variable Life Account B will be used to make payments on a variable basis. An Assumed Annual Net Return Rate of 5% may be chosen for such payments. If not chosen, Aetna will use an Assumed Net Return Rate of 3.5%. The Assumed Annual Net Return Rate is the interest rate used to determine the amount of the first payment on a variable basis. Variable Life Account B must earn this rate plus enough to cover the mortality and expense risk and administrative fee charges if future payments on a variable basis are to remain level.

                          Payments will be made at intervals of 1, 2, 6 or 12 months in equal amounts as elected. Rates for ages and intervals not shown will be furnished upon request.

Method of                 An election shall be made by written request filed
Election                  with Aetna or by the exchange of this policy for a
                          contract which covers the election. Aetna may require such an exchange before payments are made. If no election has been made when the payee becomes entitled to proceeds, the payee may make the election.

                          These options will be allowed only with the consent of Aetna (1) if the payee is other than a natural person receiving payments in his or her own right; (2) if the payee is an assignee of the policy; or (3) if payments would be less than $25 each or less than $120 in a year.

Betterment                If Option 3, 4 or 5 is chosen on a fixed dollar basis,
of Payments               and if the guaranteed payments are less than of a
                          preferred annuity on the same plan, the larger amounts will be paid instead. A preferred annuity is an annuity which could be purchased from Aetna by the proceeds at a reduced single premium rate. That rate will be Aetna's base premium rate on the due date of the first payment less a percentage. The percentage will be that which is then provided by Aetna's published rules.

                          If payments on a variable basis are not to decrease, Aetna must earn a gross return on the assets of Variable Life Account B of:

                               (a) 4.75% on an annual basis, plus an annual
                                   return of up to .25% needed to offset the administrative charge set at the time the settlement option payments started, if an Assumed Annual Net Return Rate of 3.5% is chosen; or

                               (b) 6.25% on an annual basis, plus an annual
                                   return of up to .25% needed to offset the administrative charge set at the time the settlement option payments started, if an Assumed Annual New Return Rate of 5% is chosen.

                          Payment will not change due to changes in the mortality or expense results or administrative charges.

Purchase of               Additional income may be purchased when the proceeds
Additional                are applied to these options upon the death of the
Income                    Insured. If this policy is part of a retirement plan,
                          such a purchase may be made when proceeds of the policy are so applied at other times as well. But in that case, the plan must be one which qualifies for favored federal income tax treatment. Each purchase must be made no later than 120 days after the date as of which the proceeds are so applied.

Withdrawal                As to funds held under Options 1, 2 and 3, withdrawals
and Death                 and changes of option may be made if the payee makes
of Payee                  the election or if the election so permits. No
                          withdrawals or changes of option may be made under Options 4 and 5. Upon the death of the payee, the value of any guaranteed payments not yet paid will be paid in one sum to the estate of the payee, unless the election states otherwise.

                          Withdrawal values and death values will be discounted at the guaranteed interest rate. However, for preferred options, such values will be discounted at the rate provided by Aetna's published rules.

Units Separate            The number of Fund(s) Settlement Option Units is based
Account                   on the amount of the first payment on a variable
                          basis, which is equal to:

                               (a) the portion of the proceeds applied to make
                                   payments on the variable basis; divided by

                               (b) 1,000; times

                               (c) the payment rate for the Option chosen.

                          Such amount, or portion, of the variable payment will be divided by the Fund(s) Settlement Option Unit Value on the tenth Valuation Period before the due date of the first payment to determine the Fund(s) Settlement Option Units. The number of Fund(s) Settlement Option Units remains fixed. Each future payment is equal to this number times the Fund(s) Annuity Unit Value on the tenth Valuation Period prior to the due date of the payment.

Unit Value                For any Valuation Period the Fund(s) Settlement Option
Separate                  Unit Value is equal to
Account
                               (a) the Value for the previous Period; times

                               (b) the New Return Factor for the Period; times

                               (c) a factor to reflect the Assumed Annual New
                                   Return Rate. The factor for 3.5% per year is .9999058; for 5% per year it is .9998663.

                          The dollar value of the Fund(s) Settlement Option Unit Values and payment may go up or down due to investment gain or loss.

Option 1 Interest         Payment of interest on Funds left with Aetna. Funds
                          may be left for longer than one lifetime only with the consent of Aetna.

Option 2 Stated           Payment of stated dollar amount until the proceeds and
Amount                    interest are paid in full. The payments to be made in
                          a year must be at least $65 for each $1,000 of proceeds applied. During any year, Aetna will have the right to make as a minimum payment an amount equal to 105% of the interest for that year.

Option 3 Stated           Payments for a stated number of years, at least 3 but
Period                    not more than 30

Option 4 Life             Payments for the lifetime of the payee. If also
Income                    chosen, Aetna will guarantee payments for 60, 120, 180
                          or 240 months.

Option 5 Joint            Payments during the joint lifetimes of two payees. At
Life Income               the death of either, payments will continue to the
Reducing for              survivor. When this option is chosen, a choice must be
Survivor                  made of:

                               (a) 100% of the payment to continue to the
                                   survivor;

                               (b) 66-2/3% of the payment to continue to the
                                   survivor;

                               (c) 50% of the payment to continue to the
                                   survivor;

                               (d) payments for a minimum of 120 months, with
                                   100% of the payment to continue to the
                                   survivor.

FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY - MATURING AT AGE 95
Flexible premiums payable until maturity date or prior death. Adjustable death benefit payable upon death prior to maturity date. Total Account Value less outstanding loan balance payable if insured is living on the maturity date. Nonparticipating.

The minimum death benefit is equal to the Specified Amount shown on page 2. The amount or duration of the death benefit may be fixed or variable under the conditions stated on page 5.

Values in each sub-account of the separate account may increase or decrease daily. Such values are not guaranteed as to dollar amount. See page 7.